Exhibit 10.7

2017 (Second Half) Inseego Corporate Bonus Plan

Officers and employees (“Participants”) of Inseego Corp. (the “Company”) and its subsidiaries will be eligible for bonuses under the 2017 Corporate Bonus Plan, with target bonus amounts set as a percentage of base salary based on rank or job title within the Company (the “Bonus Awards”). Commissioned employees are not covered by the Plan and are instead covered by their commission plans.

Performance Goals

The Bonus Awards under this Plan are based upon the Company meeting its Adjusted EBITDA objectives for the second half of the year.

Achievement of at least 85% of the Adjusted EBITDA Performance Goal is required for any payment of bonuses. The Performance Goal will be paid as follows:

•	85% performance equating to 25% payout.

•	100% performance equating to 100% payout.

•	110% performance equating to 120% payout.

•	130% performance equating to 150% payout.

•	Bonus Awards will be pro-rated for achievement between 85% and 130%.

Eligibility

Bonus Award amounts are based upon actual base salary paid during the performance period, exclusive of other payments or bonuses. A Participant must be an employee of the Company prior to October 1, 2017 and employed by the Company on the date of distribution of the Bonus Award payment in order to receive a Bonus Award payment.

Eligibility to receive a Bonus Award under the Plan shall not confer upon any Participant any right with respect to continued employment by the Company or continued participation in the Plan. The Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss an employee free from any liability or claim for benefits pursuant to the Bonus Awards or the Plan, except as provided under the Plan or other written plan adopted by the Company or written agreement between the Company and a Participant.

Individual Performance

Bonus Award payments may be increased or decreased by up to 25% based on individual performance.

Award Payments

After the end of the Performance Period, the Compensation Committee shall determine (i) whether the established Performance Goals were achieved and (ii) the amount of the aggregate Bonus Awards. Payment of each Bonus Award amount shall be made within 60 days following the determination by the Committee that the Performance Goals and other criteria for payment were satisfied, including the filing of the 10-K. Payroll and other taxes shall be withheld as determined by the Company in accordance with law.

Notwithstanding the Committee's determination that the Performance Goals were fully satisfied, the Committee shall have the discretion to reduce each Bonus Award amount as it considers appropriate, including as a result of market conditions, personnel, new or different product offerings and/or Company restructuring.